                                                                   Exhibit 10.12

                               TENANCY AGREEMENT



 between                Deutsche Immobilien Fonds plc
                        Valentinskamp 20
                        20354  Hamburg

                                                            - Landlord -


and
                        Cybernet
                        Internet-Dienstleistungen AG
                        Stefan-George-Ring  19
                        81929  Munchen
                                                             - Tenant -


--------------------------------------------------------------------------------



                             PRELIMINARY STATEMENT



The landlord has constructed buildings (Airport Centre) on the property at Langenhorner Chaussee/Corner of Flughafenstrasse consisting of office, service, hall and cellar space, as well as parking, traffic and green areas.

Having stated this in advance, the parties agree to the following:

INDEX OF CONTENTS



Preliminary Statement


(S)  1  Rented property

(S)  2  Utilisation of  rented property, competing surety

(S)  3  Term of tenancy

(S)  4  Rent and ancillary costs

(S)  5  Safeguarding standard of value

(S)  6  Insurance

(S)  7  Structural arrangement and alterations

(S)  8  Liability, maintenance and repair of rented property

(S)  9  Access to rented premises by landlord

(S)  10  Termination of tenancy agreement

(S)  11  Security of rent

(S)  12  Sub-letting

(S)  13  Exceptional right of notice

(S)  14  Concluding provisions

(S)  15  Jurisdiction


Appendix:      1 - Composition of rent
               2 - Surety (obligatory submission)
               3 - Direct debit mandate (specimen)
               4 - Description of business
               5 - Description of building
               6 - Planning documents

                                    (S)  1

                                Rented Property


1. The landlord lets to the tenant 1 section of the building in the Airport Centre comprising office, service, hall and outside spaces of the part of the building N/O, as well as 16 exterior parking places (rented property).

     General spaces such as, for example, foyer and lift outer offices are proportionally let.

     The Airport Centre and the rented property are known to the tenant.

2. The site, dimension and layout of the rented property are evident from the attached planning documents that have been signed by both parties [Plan Nr. 1,2,3 and 4 in Appendix 6], as well as the description of the building (Appendix 5), which are component parts of this agreement. The rented building spaces are as agreed and are coloured red in the planning documents, and the rented parking places and outside spaces are bordered green.

3. The landlord reserves the right to make any alterations to the entire Airport Centre plan.


                                     (S) 2

             Utilisation of the Rented Premises, Competing Surety

1.a. The tenant may only utilise the rented premises for general office, service and storage purposes in line with the description of the business (Appendix
     4) which is a part of this agreement. The outside areas may not be used for storage purposes.

     Delivery of storage material through the entrance area may only be used for products whose size and nature remain within the context of an office enterprise.

     Any change in the use to which the rented premises are put must have prior written agreement from the landlord. The latter may not raise any objection to the declared change if it has no detrimental economic or other effect on him. Any concession - if not expressly set forth - will only be granted on the understanding that there is no official objection from the authorities.

     The tenant will meet the costs of any special requirements, activities or products (i.e. easily inflammable products, water-endangering material, activities involving service, exhibition, training, or air-conditioning etc.) as well as their associated installation or official, occupational or insurance related conditions arising as a result.

     The tenant will be responsible for the cost of providing the necessary authorisation for his business undertaking, and for fulfilling any associated obligations or conditions.

  b. The tenant may not store or process any dangerous materials (i.e. explosives or poisons), or undertake any dangerous activity which would in any way increase the insurance risk on the property or infringe any official regulations, such as the development plan.

     No objects may be dumped or stored and no work undertaken by the tenant outside the rented premises, such as on the ancillary rented areas, areas and premises shared with other tenants, as well as on the delivery areas. Vehicles belonging to the tenant, or those belonging to any of the tenant's visitors or employees may only be parked on
     the appointed spaces.   Other vehicles may only stop on the premises
     for the time required for loading and unloading.   Exits have to be
     kept free in accordance with the stipulations of the authorities.

     The tenant is obliged to point out to his visitors on all large occasions (training courses, among other occasions) that they must only park their vehicles on the rented parking spaces or outside the Airport Centre. In case of non-compliance with these conditions the landlord, without prejudicing his rights, is entitled to claim appropriate compensation from the tenant.

2. Any important alteration to the tenancy agreement on the part of the tenant (i.e. change of legal structure, business licence, relocation of firm's principal office, etc.) has immediately to be put in writing to the landlord.


3. The tenant will use the sanitary facilities available on the particular floor used in common with other tenants, if there are no available rented facilities on the premises for his sole use.

4. The landlord does not provide any competing surety for the tenant's sphere of business.

5. The tenant is aware that gas-driven vehicles may not be parked on parking spaces rented by him.



                                     (S)  3

                                  Rental term

1. The tenancy agreement starts from 01.02.1999 (commencement of tenancy). It has a term of 10 years. The agreement terminates on 31.01.2009.

     A single right of notice is granted to the tenant on the expiry of 5 years on condition that prior notice by registered letter is received by the landlord by 31.01.2003 the latest (12 months before the lapse of the 5th year). The date of postage will be the deciding factor in determining correct compliance.

     On expiry of the agreed rental term the agreement is then extended by 5 years at a time in each case, unless one of the parties has given one year's notice as agreed in the terms of the contract.

     Section 568 of the German Civil Code does not apply.


2. The property will be handed over to the tenant in a condition ready for use. "Ready for use" is understood by both parties to mean complete identification with the planning documents and the building description, so that the occupancy of the premises by the tenant is possible, as well as his agreed utilisation of the premises according to Section 2 Nr. 1 of this agreement. Any deficiencies in the condition of the premises or any residual work that has still to be completed - this also applies to outside areas - , and which does not significantly affect the tenant's immediate occupancy or utilisation of the premises, shall not constitute interference with the "ready for use" condition in the strict meaning of this agreement.

     On the day the property is ready for use it will be handed over to the tenant for his use. The parties to the agreement will make a binding transfer record of any possible deficiencies in the property and will determine any residual work that has still to be undertaken. This must be immediately rectified or carried out by the landlord within an agreed time-limit. The tenant must also allow any corrective work to be carried out during office hours.

     The landlord will make the property available to the tenant by 01.02.1999 (ready-for-use date) apart from any residual work outside which may be dependent on the weather.

     In the case of any delay in making the property ready for use caused by the tenant's request for changes to the agreement after having already signed it, the terms of the tenancy agreement stand and therewith the obligatory rental payment from the time when payment would have been due without the requested changes.

     The landlord is not responsible for delays in occupancy caused in particular by strikes, lockouts, war, acts of God, fire or by the office of employment officially designated "bad weather days".

                                     (S)  4

                            Rent and Ancillary Costs

1. The monthly lump sum rent for the property (Appendix 1) is 34.194,50 DM ( in words: Thirty-four thousand one hundred and ninety- four 50/100 Deutsche
     Mark) as well as the advance payment for ancillary costs and VAT at the relevant legal amount, which hereafter will be called the gross rental.

     The tenant has given an assurance that he is entitled to full input tax deduction. If this should change, and therewith the preconditions for the landlord's turnover tax option be cancelled, according to Section 9 Paragraph 2 of the Turnover Tax Law, the landlord is then no longer bound to discount the turnover tax, with the consequence that the erstwhile gross rental has in future to be paid in lump sum. If the absence of the prerequisite option should only become known later, the landlord is entitled afterwards to correct the invoices, that have already been issued, in such a way that the erstwhile paid agreed gross rental subsequently corresponds to the lump monthly rental. The right to compensation is reserved in the absence of the prerequisite option. The landlord can oblige the tenant to produce an appropriate confirmation to this effect from his accountant.

     In each case the gross rental has to be paid in advance into an account designated by the landlord by the 3rd working day of each month, free of postage and extra charges.

     Punctual payment is determined by the date of receipt by the landlord. Late payments carry agreed charges of 4 % above the Deutsche Bundesbank's current bank rate, as well as 10.- DM for costs incurred. The right is reserved to enforce compensation for further damage caused by late payment.

     The tenant will provide the landlord with a direct debit authorisation for the gross rental at least one month prior to the start of the rental agreement in accordance with the specimen Appendix 3 of this agreement.


2. Rent and VAT are payable from 01.02.1999. Ancillary costs and VAT have to be paid from the date when the property is ready for use as laid out in
     Section 3 Nr. 2 of this contract.

3. The accruing ancillary costs have to be paid separately by the tenant. The following applies in detail:

     a. In so far as the landlord does not provide/cause the disposal of all the tenants' refuse, the tenant will be responsible for all his own refuse disposal or will pay the dues for clearance of his refuse directly to the authorities. The tenant undertakes to use only closed containers for the disposal of refuse. The tenant will respect the Dual System in the disposal of refuse. The disposal point for refuse containers is to be agreed with the landlord in each case prior to the positioning of a container.

          The disposal of domestic waste is undertaken by the landlord at the moment because of conditions stipulated by the public authorities, and the costs will be passed on to the individual tenants. All other kinds of rubbish must be disposed of by the tenant according to the legal conditions set out by the local authorities, and the required refuse collection payments to be paid by the tenant directly to the local authorities. The tenant undertakes to provide only enclosed containers should he dispose of the refuse himself. The landlord reserves the right to dispose of the rubbish in a similar way to the above-named kinds of refuse should the local authority's conditions change.

     b. The tenant will pay the charges and costs for his electricity, heating and other energy supplies, directly to the energy suppliers, as well as meter charges and installation costs.

     c. The cost of running central heating and warm water is shared by the tenant in proportion to the square metre space he rents in the N/O building. It is a precondition that all tenants in the N/O building have agreed to such a method of calculation and have renounced any form of meter installation for this purpose. The tenant is aware that a shared distribution of heating charges is imposed, in line with standard rates, if any tenant should so desire such a system.

          The tenant agrees with the landlord to dispense with the installation of energy supply meters, and consents to have the costs of central heating and warm water supplies calculated by square metre office space. At the same time the tenant agrees to allow the heating costs to be calculated according to standard rates if any fellow tenant should so desire.

     d. The tenant will bear his share of the cost of running and maintaining the property, in so far as it arises, especially for:

          general energy supply, lighting for exterior premises, basement garages, parking allotment; refuse disposal; use of the canal; cleaning of streets, footpaths, parking facilities and facades, as well as the care and cleaning of other fixed outside spaces, including clearing away snow and ice; cleaning of sanitary facilities, foyer, stairwell and windows; eliminating any vermin; chimney sweep; caretaker; local rates; maintenance, servicing and repair of sanitary facilities and heating (including authorised technical control inspections), ventilation and electrical installations, windows, doors and gateways, drainage collection facilities (including rainwater reservoirs), annexes to parking building, basement parking facilities, barriers, parking guides, smoke-alarm and security fittings, transformers, lightning protectors, lifts, emergency-call installations, fire-alarm systems, sprinklers, and barrier and video installations, the code-card system, the security lighting, the roofing, the smoke- and heat-extractor systems, the hydrants and fire extinguishers, the blinds, the warm water and supply apparatus, the building security (fire, storm, mains water, extended coverage, general purpose glass-surfacing) as well as building and property liability; maintenance, care and layout of green areas, hydro-culture and the shared building, streets and exterior areas; traffic safety; locking-up and guards; porters/doormen; administration of property ( the latter in the sum of 4 % of rent, also when the administration is carried out by the tenant himself). The tenant does not have to contribute to his share of repairs, in so far as they exceed in entirety the amount per annum of 10 % of the annual gross rent
          ((S) 4 Nr. 1).

     e. If the charges and costs under c. and d. are directly apportioned to the tenant, they will be charged accordingly in this way; otherwise the tenant will be charged proportionally. The measure used in deciding proportional costs is based on the tenant's share of the entire rented property or section of the building. The measure used in deciding the share of the parking building costs or the basement garage is based on the tenant's share of parking lots in the parking building or basement garage. The measure used in the distribution of costs for proportionally rented general areas is based on the tenant's share of these areas. The landlord can alter the distributive system after at his considered discretion, if this leads to a more scientific apportionment of costs.

          The landlord is entitled to demand from the tenant a monthly advance payment for all likely ancillary costs, in so far as they are not directly payable by the tenant. The calculations are made annually for the calendar year. If the rental agreement should terminate during a settlement period, the settlement will not be interim, but only in the context of the general settlement. In this way the settlement for the advance against ancillary costs will be made. Any compensation payments must be made when the following rent is due. The vouchers for the respective ancillary cost settlements can be inspected by the tenant in the offices of the landlord during normal office hours within 5 weeks following dispatch of the ancillary cost settlement.

          The landlord reserves the right to regularly review the monthly ancillary cost advance payments, and, if required, on the basis of a proven rise in costs, to change the amounts due, as well as to demand individual advance payments for larger ancillary costs, which have also to be paid on the next due date of rental payment. The advance payment of ancillary costs is due from the tenant on the first date of occupancy and at the moment amounts to 6.817,90 DM ( in words: six thousand eight hundred and seventeen 90/100 Deutsche Mark) per month plus VAT at the standard rate.

          If, after concluding this tenancy agreement, there are any subsequent public or other ancillary costs due that relate to the tenant's business or to the rented property, the landlord is entitled to demand these sums from the tenant from the date of occupancy.


4. As far as the rent and ancillary demands are concerned, neither settlement rights, rent reduction rights, or retention rights can be justified by the tenant, unless such claims are uncontested or legally recognised.

5. The tenant can only exercise a possible right to withhold settlement, or claim a reduction in rent pending a legally recognised counter claim, if the landlord has been advised of this in writing at least one month before payment in question is due.


6. If the tenant is in arrears in the payment of rent, ancillary costs and/or VAT, any settlement payments are at first calculated on the basis of the amounts overdue, and then on costs, interests and other incidental dues that have arisen.

                                    (S)  5

                         Safeguarding Standard of Value

1. The rent, in line with (S) 4 Nr. 1, rises or falls according to the general cost of living index after 12 months, and is calculated from the start of the rental. The measure is the monthly standard of living price index for all households in Germany as calculated by the Federal Office for Statistics in Wiesbaden. The parties agree to use the general standard of living price index as a yardstick from the month of the start of the tenancy on the basis of 1991 = 100.

2. If the rent should have changed on the basis of the foregoing index clause, the clause will, after each lapse of 12 months, be reapplied, according to the provisions of the foregoing paragraph, and the rent readjusted.

3. The parties to this agreement recognise that this index clause has to be approved by the appropriate state central bank. The approval has to be obtained by the landlord.

     If the state central bank should not approve the index, the parties to the agreement are obliged to seek an alternative solution that comes closest to the desired aim.


4. If the standard of living price index 1991 = 100 cannot be determined any more, then a transition should be made on the basis of the next published price index and each subsequent one, and otherwise proceed as above.

                                    (S)  6

                                   Insurance


1. The usual building insurance terms (fire, storm, mains water, extended coverage, etc.) and building and landowner liability will be concluded by the landlord, and at the tenant's expense.

2. Subsequent continuous installations, improvements or re-constructions of the property carried out by the tenant are not covered by the building's insurance as indicated in the planning documents and building description, unless a written statement to this effect has been received by the landlord from the tenant before the above alterations have taken place, with the request that the insurance be correspondingly adjusted. The tenant is obliged to provide evidence of the cost of the installations, improvements and re-constructions. The landlord is entitled to choose an expert, at the tenant's cost, to evaluate these said alterations. The additional insurance for the respective installations, improvements or re-constructions of the property by the building liability insurance is only applicable after the landlord has been provided with the appropriate written cover note for the said insurance. The tenant will pay the costs of the resulting additional insurance.

3. The tenant is obliged to take out normal compulsory insurance for all risks relating to his business, such as business liability insurance, loss of profits insurance, insurance against burglary and theft, as well as for possible non-exclusive office utilisation of the property, and environmental liability insurance, and to maintain these insurance policies for the duration of the rental agreement. It is also the duty of the tenant to insure himself sufficiently against all damage from newly introduced fixtures, fittings and other matters.

     The landlord is entitled to see relevant written evidence by the insurer of the continued validity of these insurance policies.

4. The tenant should note that, in the context of his business liability insurance, he can also take out an exemption liability vis-a-vis his landlord.



                                      (S)  7

                       Building Structure and Alterations


1. The rented property is constructed according to the attached planning documents. The landlord reserves the right to undertake structural alterations to the rented property, if officially or legally obliged to do so, for the purposes of improvement, or due to commercial time lapse or to carry out non-depreciating structural alterations and that do not diverge from the planning documents and building description.

2. Any alteration requests on the part of the tenant with regard to the development and alteration of the rented property during the construction period will only be considered by the landlord if these requests do not significantly or, in particular, structurally alter the rented property, and do not exceed the estimated expenditure.

     In so far as the alteration requests by the tenant lead to an increase in expenditure or a lengthier construction time, the landlord will accede to further alteration requests, so long as the character of the rented property remains essentially unaffected by the alterations, and the tenant takes on the additional costs, including the further loss of rent occasioned by the extension to the time limit that was agreed between the parties.

     The tenant is responsible for any additional planning and engineering costs that arise as a result of alteration requests.

3. The tenant is entitled to install and equip the interior of the rented property to his liking and at his expense. Significant structural alterations, however, require the prior written consent of the landlord. The necessary local authority approval has to be obtained directly by the tenant where possible. The tenant must, in every case, pay for the planning and approval costs.

4. The tenant is entitled to undertake any structural alterations within the rented property during the term of his tenancy which he considers necessary for the running of his business and for which he must pay, so long as these alterations do not affect the structure of the building, or impinge on the cabling or piping of the rented property, or essentially alter the character of the building. Before such alterations are undertaken relevant plans must be shown, and the written consent of the landlord obtained. The landlord will agree to such alterations if the rented property thereby suffers no detrimental economic or other consequences.

     The tenant will bear all costs which arise from his initiated building alterations, as well as the further maintenance and repair costs, including the prior approval costs and the revision plan costs, which the landlord must receive immediately after completion of the relevant alterations. The tenant will absolve the landlord of any possible liability relating to the structural alterations undertaken. This includes compensation by the tenant to the landlord for the loss of any warranty claims against the builders.

     Structural alterations may require an officially submitted change in the utilisation to which building is put. The tenant must bear the costs connected with the utilisation change, no matter whether they have arisen from the structural alterations or from compliance with local authority rules.

5. Any changes to the outer appearance of the rented property - especially to the outer facades, window structure, fixed outside spaces and green areas - require the prior written consent of the landlord, who will use his discretion. This also applies to installations of fitted alarm and/or fire equipment.

6. The landlord will mark out, with his own designated registration signs, the parking lots rented by the tenant, and for which the tenant has to pay.

7. The landlord has set up an individual company signpost in front of every property entrance. The tenant is entitled to affix his sign or company logo on the provided space in consultation with the landlord. The cost of the inscription will be charged to the tenant.

     The tenant is not allowed any outside advertising.



                                       (S)  8

                   Liability, Maintenance of Rented Property


1. The tenant is obliged to treat the rented property with consideration and care and keep it in workable order. Damage to the rented property, or any necessary work that has to be undertaken in keeping with the management of property, has to be reported to the landlord immediately either in writing or by fax.

2. The tenant has a duty to safeguard traffic on the site of the rented property and is responsible for all culpable injuries. He absolves the landlord from any third party claims arising from a breach of these traffic obligations.

     The tenant is liable to the landlord for all damage caused at the start and during the rental occupancy occasioned by visitors and guests, persons contracted by the tenant (i.e. craftsmen, delivery men etc.) as well as by any sub-tenants and their ancillary staff. In particular the tenant is liable for any damage arising from careless procedure with water and gas-piping, as well as electrical light and energy-cabling, doors, windows or gateways that are left open, insufficient precaution against damage by frost, or caused by inattention to duty of one of the tenants in the face of his contractual, official or legal obligations

     (lighting, obligation to strew sand or salt, etc.). The tenant will have to prove that he is not guilty of any culpable neglect.

     The tenant will inform the landlord immediately of the loss of any keys to the property locking mechanism, and for which he, the tenant, must bear the cost for any damage arising therefrom.

     In the case of damage not covered by the building insurance or the liability of the property owner, the landlord will only be liable for damage caused by intent or gross negligence.

     The landlord is not liable for damage arising from the tenant's utilisation of the rented property, or arising from defects in the rented property, unless it was caused by the landlord by intent or gross neglect. The tenant will absolve the landlord from all third party responsibility which a third party claims against the landlord for deficiencies in the rented property, unless these were caused by the landlord with intent or by gross neglect.

3. The tenant is obliged to carry out cosmetic repairs ( e.g. interior painting, carpeting, floor and floor-covering, inner and outer doors) on a 3-year rotational basis, so as to preserve the rented property in an appropriately groomed condition. Furthermore, the tenant is obliged to bear the care and cost of seeing that doors, windows, blinds, electric and sanitary appliances, locks, fire extinguishers, water taps, wash basins, drainage sinks, and similar installations, including the supply and disposal systems are kept in constant good working order, and also to bear the care and cost of immediately replacing broken glass panes, mirrors or other glass objects and lighting installations in the rented property. The tenant is further obliged to keep the outside traffic and parking areas in constant workable condition. The tenant is likewise liable for all damage to rented parking lots and their surroundings, e.g. soiling of the ground and wall through leaking oil, soot and exhaust pollution. The tenant is obliged to undertake necessary maintenance measures with the help of skilled personnel.

     For other small repairs the tenant has to bear the individual cost up to 500 DM plus statutory VAT at the most, however, up to an amount in accordance with (S) 4 Nr.3 d. The parties agree that this amount, in each case, applies to the 1 January of a calendar year, and is increased the following year in line with the percentage rise in the total cost of living index as set out in the above (S) 5 Nr.1 and 2.

4. The tenant is responsible for the cleanliness of the rented property. The care of the green areas as well as the cleaning and maintenance of the fixed outer areas of the Airport Centre are carried out by the landlord or his appointee. The tenant must see that these areas are freely accessible while this work is being carried out.

5. In the event of a deficiency in the rented property or a disturbance in the running of the building or a fault in the technical equipment, the tenant can only claim compensation or reduction of rent if the landlord can be shown to have caused the deficiency by intent or through gross negligence. This applies to all claims made by the tenant arising from Section 538 Paragraph 1 of the German Civil Code. It has to be emphasised again that the tenant has an obligation, in accordance with (S) 6 of this contract, to take out insurance against damage to his own property that he has introduced into the rented property.


6. The tenant is aware that the Airport Centre, as described in the preliminary statement, is also used by other tenants. If necessary, and after consultation with the tenants, house regulations will be drawn up, which will also comprise part of this contract, and which will define the rights and duties of individual tenants.


7. The landlord may, without the agreement of the tenant, undertake structural measures which develop, preserve or improve the property or the rented area, or which are necessary to prevent imminent danger to the property, or the necessary elimination of damage.


     Improvements and structural alterations to the rented property, which may not be necessary but only useful, can be undertaken with the consent of the tenant, provided these undertakings do not significantly affect him.

8. The installation of heavy equipment (machinery etc.) obliges the tenant to inquire from the landlord whether the floor can sustain such a weight. The tenant must regularly and carefully ensure that the permissible weight-load for each floor, as indicated in the description of the building, is not exceeded. If these warnings are ignored the tenant is liable for all consequent damage, and is obliged to absolve the landlord from any possible claims by third parties arising therefrom.


9. Reduction of rent and compensation claims against the landlord by the tenant for damages, harmful effects or disturbances to the building's accesses, which are beyond his control, or for works undertaken in accordance with the above paragraph Nr.7, or for building construction by third parties outside the precincts, are out of the question.



                                    (S)  9

                   Access to Rented Premises by the Landlord

1. The landlord or his appointee can, after prior agreement with the tenant, enter the rented property during office hours to ascertain the necessity of possible improvements, as well as to undertake repair and maintenance work. The tenant is entitled to supply an escort for such inspections or repair work. The tenant, herewith, already declares his agreement to the undertaking of any such necessary work to the supply mains on behalf of other fellow tenants of the rented property. This agreement is already, herewith, given by the tenant for the eventuality that fellow tenants may also have to undertake necessary work on their supply mains.

     In case of danger caused by delay, the landlord may enter the rented premises at any time of the day or night, or obtain entry to them. Access to the roof exit, supply installations and inside yards etc. has to be guaranteed at all times.

2. If the landlord wishes to sell the property he can, after consulting with the tenant beforehand, have access to the rented property at the customary times. The tenant has to give his express permission for entry on Sundays or on holidays.

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

3. If the rental agreement has been terminated, or if it has not been extended at the latest by 12 months prior to the expiry date, the previous paragraph, regarding entry to the premises by the landlord with a new interested customer, correspondingly applies.


                                    (S)  10

                        Termination of Rental Contract

1. On expiry of the rental contract the rented property has to be repossessed in a properly renovated and maintained condition, and all keys surrendered. The obligation is not dependent on whether a rotational renovation was due at the time or not.

     If the tenant has not carried out the obligatory renovation work by the end of the rental agreement, the landlord can have the work done at the tenant's expense without the necessity of a period of grace. In this case the tenant is liable for any damage incurred by the landlord arising from delayed work (especially loss of rent).

     As a deviation from the above ruling, the landlord can demand compensation in cash for the duly claimed renovation, should the renovation work have to be nullified through fresh reconstruction soon after termination of the rental agreement.


2. Equipment (e.g. shelving, communications, alarm systems etc.), including advertising effects which the tenant has installed in the rented property, can or must be removed at the request of the landlord.

     If the tenant takes the equipment with him, he must bear the cost of restoring the premises to their earlier condition, should the landlord requires him to do so.


3.   In case the tenant has undertaken structural alterations, the landlord can

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     at his discretion, on the termination of the rental agreement, demand free restoration of the property's earlier condition, or the reimbursement of the costs incurred in undertaking this work. Compensation for the expenditure incurred in any structural alteration undertaken by the tenant is absolutely ruled out, no matter whether the landlord requests restoration or not. If structural alterations are not removed, they become the property of the landlord without any indemnity or adjusted settlement being paid to the tenant.

4. The objects installed by the landlord will remain in the rented property on termination of the rental agreement.

5. The return of the rented property before termination of the rental agreement requires the express written consent of the landlord.



                                    (S)  11

                               Security of Rent

1. The tenant is obliged, at the latest 2 weeks before occupying the rented property, to procure the absolute guarantee of a savings bank or a big bank resident in Germany, corresponding to Appendix 2 of this rental agreement, in sum of 3 month's rent, plus the advance against ancillary charges and VAT at the standard rate, which will cover the entire payment obligations of the tenant in this tenancy agreement. If improvements for the tenant have to be undertaken by the landlord, the guarantee has to be handed in before the improvements are undertaken. The landlord will inform the tenant of the date when the work will start.

   The guarantor is obliged to transmit payment on the landlord's first request. The guarantor relinquishes the enforcement of the landlord as well as the guarantor, in accordance with the law for waiving the defence of failure to pursue remedies, especially in the pleas of voidability, of being subject to offsetting and of failure to pursue remedies ((S) (S) 768, 770,771 of the German Civil Code) as well as the option of a deposit. The landlord is entitled but not obliged, to satisfy his claim through the guarantee.

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

2. If the guarantee is not procured within the given time limit, the rented property cannot be occupied. The tenant will have to cover for the for the resulting delays; he will not be absolved from his obligation to pay rent as set out in (S) 4 Nr.1.

     If the tenant delays procuring the guarantee, the landlord can require the tenant to replace the guarantee with an interest-free cash deposit for the same amount.

3. If the landlord should make use of the guarantee, the tenant is obliged, at the landlord's first request, to complete the guarantee again.

4. In case there should be an alteration in the amount of the rent, or in the advance monthly ancillary payment, or in the standard rate of VAT, the alteration has to be securely met within one month of its coming into force.

5. The obligatory guarantee ends with the return of the surety bond by the landlord to the guarantor. This return will take place when, on termination of the rental agreement, all the tenant's payment obligations, as specified in the tenancy agreement, have been met.

6. The above surety conditions have to be correspondingly met when a cash deposit is made ((S) 11 Nr.2 Sentence 3).



                                   (S)  12

                                  Sub-Letting

1. The tenant can sub-let part or whole of the rented property, provided the landlord gives prior written consent, and the sub-tenant uses the rented property particularly in keeping with (S) 2 Nr.1 of this tenancy agreement, and passes on all the obligations contained in this tenancy agreement to the sub-tenant. When sub-letting, the tenant is fully liable, including the payment of rent.

     The landlord has to point out that he will not agree to a sub-tenant, or a third party usage, if the third party does not hold themselves

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

     responsible for using the rented property, subject to a rental agreement with the tenant, solely for turnover which does not excluding input tax deduction. The landlord will, however, only withhold his consent to sub-letting for important considerations.

     If permission has been refused, the tenant is not entitled to any right of termination in accordance with Section 549 Paragraph 1 of the German Civil Code.

2. The tenant herewith assigns to the landlord the right to have rental payments made by the sub-tenant directly to the landlord.



                                    (S) 13

                          Exceptional Right of Notice

     The landlord can terminate the rental agreement immediately without recourse to notice if

     a. the tenant is in arrears with the rent, or a substantial part of it, for two successive months,

          or is in arrears with the rent for the amount of one sum over a period exceeding two deadlines and amounting to two month's rent.

     b. the tenant or sub-tenant, in spite of written warning, utilises the rented property for purposes contrary to those set out in the tenancy agreement,

          or relinquishes it to unauthorised third parties;

     c. if the tenant's assets have been subject to bankruptcy or composition proceedings have been opened, or if an adjudication order has been dismissed for lack of assets;

     d. the tenant in spite of written warnings annoys other tenants significantly;

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

     e. the necessary official approval for the tenant's business is not obtained or is withdrawn. Notice can only be given if the tenant has been warned of this in writing and yet continues to operate contrary to the contractual agreement.

     If the tenant is responsible for the termination of the agreement he is liable to the landlord for all losses caused by the termination, especially those of rent, ancillary costs and VAT.

     (S) 19 Sentence 3 KO remains unaffected. For the duration of this liability the tenant absolves the landlord from all third party claims arising from the notice of termination according to (S) 13. In this case the landlord is obliged to resume his letting activities and interview suitable new tenants.



                                  (S)  14

                             Concluding Provisions

1. In the event of a sale of the rented property, the liability of the landlord, as set out in Section 571 Paragraph 2 of the German Civil Code, is out of the question.

2. The present contract comprises, together with the Appendices 1-6, all agreements. Any alterations or additions to this contract have to be agreed in writing. This also applies to the setting aside of the written form itself. Verbal collateral agreements are not affected.

     If a present or future item in this contract is, or shall prove to be, partly or wholly unworkable, null or inoperable, the validity of the rest of the contract is unaffected thereby. The same applies if after conclusion of the contract a loophole in it has to be further amended.

     The parties to the contract will replace the unworkable or null condition or loophole, with a legally and commercially effective alternative condition, which reflects the general purpose of the contract.

3. The contractual parties mutually undertake at all times to make every endeavour and declaration necessary to satisfy the legal written requirements, especially relating to the conclusion of supplementary

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

     and amended contracts, and until then not to prematurely terminate the tenancy agreement under the pretence of invoking the non-compliance of the legal written form. The contractual parties are agreed that any non-compliance with the written form that deviates from Section 125 Clause 2 of the German Civil Code does not affect the validity of the contract.



                                    (S)  15

                                 Jurisdiction


Jurisdiction and place of performance is Hamburg.


Hamburg............................

/s/ Alessandro Giacalone                        /s/ [illegible]
____________________________                    _________________________
Cybernet                                        Deutsche Immobilien Fonds
Internet-Dienstleistungen AG                        Aktiengesellschaft
         -Tenant -                                     - Landlord -

/s/ Christian Moosmann
____________________________
Cybernet
Internet-Dienstleistungen AG

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